Exhibit 99.1

Contacts:

Brad W. Buss

CFO, EVP Finance & Administration

(408) 943-2754

Joseph L. McCarthy

VP Corporate Communications

(408) 943-2902

FOR IMMEDIATE RELEASE

Cypress Reports 2007 First-Quarter Results

•	Q1 2007 consolidated revenue increased 19% sequentially and 38% year-on-year.

•	Q1 2007 fully diluted adjusted-GAAP EPS increased 129% year-on-year.

•	PSoC™ revenue exceeded expectations; design wins and new customer traction remain very strong and ahead of plan.

•	The West Bridge™ Antioch™ peripheral handset controller began production and secured another major OEM design win.

•

Cypress repurchased 25.2 million shares in late March under a recently announced Accelerated Share Repurchase program. A total of 28 million to 30 million shares are expected to be repurchased under the program.

SAN JOSE, Calif., April 26, 2007 — Cypress Semiconductor Corp. (NYSE: CY) today announced that revenue for the 2007 first quarter was $342.9 million, up 19.5% from prior-quarter revenue of $287.0 million and up 37.7% from year-ago first-quarter revenue of $249.1 million.

Adjusted-GAAP net income for the 2007 first quarter—earnings that exclude charges for stock-based compensation, acquisition-related charges, divestiture gains and other special charges and credits—totaled $28.2 million5, or diluted earnings per share of $0.161. This compares with the prior quarter’s diluted earnings per share of $0.151. Diluted earnings per share in the year-ago first quarter was $0.071.

Cypress recorded a GAAP net loss of $2.0 million in the 2007 first quarter, or a diluted net loss per share of $0.01. This was impacted by first-time charges associated with the PowerLight acquisition as follows: $10 million for in-process R&D, $9 million for stock-based compensation charges, and $6 million for amortization of intangibles offset by a tax benefit of $7 million and a related minority interest adjustment of $6 million, totaling approximately $0.07 per share. This compares with last quarter’s diluted earnings per share of $0.09. Diluted earnings per share in the year-ago first quarter was $0.05 per share.

Consolidated gross margin on an adjusted-GAAP basis4 for the first quarter was 40.2%, down 2.3% from the previous quarter due to a higher revenue mix from SunPower. On a GAAP basis, gross margin was 38.6%, down 3.0% from the prior quarter. Semiconductor margin on an adjusted-GAAP basis4 for the first quarter was 48.2%, consistent with the previous quarter. Semiconductor margin4 was up 1.3% from 46.9% in the year-ago first quarter and up 8.5% from 39.7% in the 2005 first quarter.

Cypress President and CEO T.J. Rodgers said, “Revenue for Q1 exceeded our guidance due to the strong execution of our SunPower division, which included consolidated revenue from the PowerLight acquisition for the first time. Revenue from our semiconductor business was in line with our expectation, driven by continued robust demand for Cypress’s PSoC solutions.

“Overall, Cypress continues to focus on generating revenue from its higher-margin programmable solutions. Led by PSoC, revenue from these solutions accounted for 41% of semiconductor revenue in Q1 2007, up from 28% in Q4 2004. Direct margins remain strong. ASPs increased sequentially—more than 20% year-on-year—in part due to our focus on programmable products.”

Rodgers continued, “Our semiconductor book-to-bill ratio ended the first quarter at 1.03, and our second quarter semiconductor revenue is currently 87% booked. We anticipate that some of the softness we experienced in Q1 in the wireless and communications markets will continue, but we do not expect a major slowdown, and we remain optimistic about our growth prospects in the second half of 2007.”

BUSINESS UNITS

Business Unit Summary Financials

Three Months Ended

April 1, 2007

	CCD[3]	DCD[3]	MID[3]	OTHER	TOTAL SEMI	SPWR	TOTAL
REVENUE ($M)	$76.8	$32.5	$84.7	$6.6	$200.6	$142.3	$342.9
REVENUE %	22.4	9.5	24.7	1.9	58.5	41.5	100.0
GROSS MARGIN %[4]	43.8	66.0	42.7	82.6	48.2	29.0	40.2
ADJUSTED-GAAP EPS[1]	$0.02	$0.04	$0.05	($0.04)	$0.07	$0.09	$0.16
GAAP EPS [2]							($0.01)

Three Months Ended

December 31, 2006

	CCD[3]	DCD[3]	MID[3]	OTHER	TOTAL SEMI	SPWR	TOTAL
REVENUE ($M)	$79.9	$27.9	$91.7	$13.0	$212.5	$74.5	$287.0
REVENUE %	27.8	9.7	32.0	4.5	74.0	26.0	100.0
GROSS MARGIN %[4]	43.8	62.6	43.0	80.2	48.2	26.2	42.5
ADJUSTED-GAAP EPS[1]	$0.01	$0.02	$0.08	($0.01)	$0.10	$0.05	$0.15
GAAP EPS[2]							$0.09

[1]

Adjusted-GAAP EPS, shown here on a fully diluted basis, excludes stock-based compensation charges, and the amortization of intangibles and other acquisition-related, restructuring and special charges and credits. Adjusted-GAAP EPS by segment is calculated using the diluted weighted average share count utilized for the consolidated reported results. Management evaluates the segments using the same weighted average share count as utilized for consolidated reporting purposes. See the “Reconciliation of GAAP to Adjusted-GAAP Measures Condensed Consolidated Statements of Operations” table.

[2]

There is not a directly comparable GAAP measure for the segment adjusted-GAAP EPS as management does not allocate GAAP reconciling items to the segments. The most directly comparable GAAP measure is at the consolidated results level, which is presented above.

[3]	CCD is the Consumer and Computation Division; DCD is the Data Communications Division; MID is the Memory and Imaging Division. SPWR is Cypress’s SunPower subsidiary.

[4]

Adjusted-GAAP gross margin percent excludes the impact of stock-based compensation, acquisition-related and other charges and credits. See the “Supplemental Information—Segment and Gross Margin Data” table for a reconciliation of the consolidated adjusted-GAAP gross margin to GAAP gross margin.

[5]	See the “Reconciliation of GAAP to Adjusted-GAAP Measures Condensed Consolidated Statements of Operations” table.

Consumer and Computation Division (CCD)

CCD revenue was $76.8 million in the first quarter, down 3.9% from the prior quarter, consistent with our expectation of normal seasonality. Divisional revenue, driven by PSoC, accounted for 22.4% of first-quarter revenue. Cypress’s PSoC customer base expanded 24.6% quarter-on-quarter to 4,200 customers. Second-quarter revenue is expected to increase, with PSoC poised to set a quarterly revenue record.

CCD posted a gross margin of 43.8%4 in the first quarter, unchanged from the previous quarter. The division contributed $0.021 to earnings per share on an adjusted-GAAP basis in the first quarter, compared with $0.011 in the fourth quarter. Cypress continues to invest significantly in the development, sales and marketing of PSoC to encourage the rapid adoption of this flagship product family. CCD’s contribution to earnings per share is expected to increase slightly in the second quarter.

First-quarter highlights for the division include:

+ Cypress added a CapSense module to PSoC Express™ 2.2, the latest version of its drag-and-drop system development tool. CapSense is a PSoC-based, touch-sensitive alternative to mechanical buttons and sliders. The CapSense module enables designers to add elegant, reliable, cost-effective user interfaces to their designs.

+ Cypress also added CapSense modules to its PSoC Designer™ integrated development platform. The CapSense Sigma-Delta module enables buttons, sliders, touchpads and touchscreens to operate flawlessly in difficult moisture- or temperature-sensitive environments. The CapSense Successive Approximation module delivers a 45x improvement in interference immunity and 60% lower power consumption, making it ideal for portable consumer applications.

+ SignalONE Safety® selected the PSoC programmable mixed-signal array for an award-winning smoke detector with a prerecorded voice alarm that helps guide users to safety.

+ Horizon Hobby has selected Cypress’s PSoC and WirelessUSB™ LP devices for use in its E-flite™ Blade CX2 radio-controlled helicopter.

+ Cypress introduced the PRoC™ LP reference design kit, accelerating time to market for designers working with its low-power, wireless, PSoC-based radio-system-on-chip technology.

+ Cypress surpassed the three-million-unit mark in shipments of its WirelessUSB LP device, which was introduced less than a year ago. In that time, the highly robust 2.4-GHz radio has achieved 175 design wins. WirelessUSB LP extends battery life in keyboards, mice and other human interface devices to more than a year.

Data Communications Division (DCD)

DCD revenue was $32.5 million in the first quarter, up 16.5% from the prior quarter, exceeding our expectation. Divisional revenue accounted for 9.5% of first-quarter revenue. DCD revenue is expected to remain flat in the second quarter due to end-customer inventory corrections in the basestation and communications markets.

DCD posted a gross margin of 66.0%4 in the first quarter, up from 62.6%4 in the fourth quarter. The division contributed $0.041 to earnings per share on an adjusted-GAAP basis in the first quarter, compared with $0.021 in the fourth quarter. DCD’s contribution to earnings per share is expected to remain flat in the second quarter.

First-quarter highlights for the division include:

+ Cypress began mass production of its West Bridge Antioch peripheral handset controller. The Antioch controller enables a full CD of music to be transferred from a PC to a cell phone in less than a minute, compared with more than 10 minutes for conventional solutions.

+ Cypress joined the Universal Powerline Association, an international standards body formed to proliferate high-speed networking via standard wall sockets. Cypress will leverage its expertise in high-definition video and connectivity to advance the association’s emerging Digital Home Standard.

Memory and Imaging Division (MID)

MID revenue was $84.7 million in the first quarter, down 7.6% from the prior quarter, falling short of our expectation due to reduced demand for synchronous SRAMs used in basestations. Divisional revenue accounted for 24.7% of first-quarter revenue. Overall MID revenue is expected to decrease in the second quarter due to slower demand for asynchronous SRAMs in mobile handsets and the discontinuation of our pseudo-static RAM (PSRAM) products.

MID posted a gross margin of 42.7%4 in the first quarter, compared with 43.0%4 in the fourth quarter, remaining strong due to stable SRAM ASPs and gross-margins. The division contributed $0.051 to earnings per share on an adjusted-GAAP basis in the first quarter, compared with $0.081 in the fourth quarter. MID’s contribution to earnings per share is expected to decrease in the second quarter due to lower revenue and the absorption of fixed manufacturing costs.

First-quarter highlights for the division include:

+ Cypress’s high-speed nonvolatile SRAM was named “Memory Product of the Year” by EE Times-China, a major electronics trade publication. The devices store data when power is lost, without battery backup, adding substantial system value relative to standard SRAMs. They are ideal for RAID (Redundant Array of Independent Disks) storage arrays, copiers, point-of-sale terminals, handheld meters and consumer electronics products.

+ Cypress passed the 50-million-unit mark in shipments of 90-nm SRAM devices from its Bloomington, Minn., manufacturing facility. The company currently makes more than 22 different products on the 90-nm C9™ process, including its industry-leading 72-Mbit SRAMs.

+ Cypress sampled 300-MHz QDR2 (Quad Data Rate™) and DDR2 (Double Data Rate™) products in 36-Mbit and 72-Mbit versions. The chips accelerate read/write capabilities in data-intensive applications, helping network providers to expand capabilities and services.

SunPower Corporation

SunPower revenue achieved a record $142.3 million in the first quarter, up 91.0% from the prior quarter and up 238.8% from the 2006 first quarter, driven by continued high demand for its solar cells and panels and first-time revenue from the acquisition of PowerLight. SunPower accounted for 41.5% of Cypress’s first-quarter revenue. SunPower revenue is expected to increase in the second quarter.

SunPower posted an adjusted-GAAP gross margin of 29.0%4 in the first quarter of 2007, compared with 26.2%4 in the fourth quarter of 2006. SunPower contributed $0.091 to earnings per share on an adjusted-GAAP basis in the first quarter, compared with earnings per share of $0.051 in the fourth quarter. SunPower’s contribution to Cypress’s earnings per share is expected to remain flat to slightly down in the second quarter.

Cypress continues to own 52 million Class B common shares of SunPower with a market value of $3.0 billion as of April 25, 2007.

First-quarter highlights include:

+ SunPower issued $200 million of 1.25% senior convertible debentures due in 2027, with an initial conversion price of approximately $57.

+ SunPower and its PowerLight Corp. subsidiary broke ground on the nation’s largest solar-powered neighborhood. Designed by Lennar Corp., each of the 650 homes in the Roseville, Calif., community will feature SunPower’s high-efficiency, roof-integrated SunTile® products. Homeowners are expected to save an estimated 40 percent to 60 percent on their monthly electric bills.

+ PowerLight announced a 120-megawatt, three-year supply agreement with JingAo Solar Co., a privately owned solar cell manufacturer based in Hebei, China. The agreement will enable PowerLight to accelerate its plan to target large-scale power plant and commercial applications.

+ PowerLight dedicated an 11-megawatt solar power plant in Serpa, Portugal. The 52,000-panel plant delivers electricity to 8,000 homes.

Other Developments

+ Cypress issued $600 million in convertible notes. The company will use $571 million of the net proceeds to repurchase approximately 28 million to 30 million shares of Cypress common stock under an Accelerated Share Repurchase program (ASR)—a program that allows Cypress to buy back and retire a large block of shares immediately. In March, 25.2 million shares were repurchased. The ASR will be completed in the second quarter.

+ Cypress sold its Silicon Valley Technology Center (SVTC) to private equity firms Oak Hill Capital Partners and Tallwood Venture Capital for approximately $53 million in cash. SVTC—Cypress’s first manufacturing facility, which opened in 1985—became an independent R&D services business in 2004. Cypress plans to develop programmable technologies as an SVTC customer, converting process R&D cost into a variable expense.

+ Cypress sold its SMaL Camera Technologies image sensor business to Sensata Technologies, a leading manufacturer of sensors and controls.

+ Cypress and UMC announced a foundry agreement to manufacture next-generation, 0.65-nm Static Random Access Memories (SRAMs). The products, which are expected to tape out before year-end, will be the first Cypress SRAMs made outside the company’s fabs.

+ Cypress agreed to license its 0.13-micron SONOS (Silicon Oxide Nitride Oxide Silicon) embedded nonvolatile memory (nvSRAM) technology to Hua Hong NEC. The agreement will help drive Cypress’s SONOS technology in a variety of applications, including RAID controllers, set-top boxes, printers, copiers and industrial automation.

Conclusion

Rodgers concluded, “Cypress successfully executed a $600 million convertible bond offering in Q1 on favorable terms and is using the net proceeds to repurchase our common stock. As of the end of March, we had purchased and retired 25.2 million shares, and we expect to retire an additional three million to five million shares in Q2, bringing the total shares repurchased under this program to between 28 million and 30 million shares.

“PSoC and West Bridge design wins, along with continued market-share gains by SunPower, put Cypress in a strong position to continue revenue growth through 2007 and into 2008. On the bottom line, we expect that progress in our flexible manufacturing strategy and our ability to maintain lower overall operating expenses in line with our model will deliver profit and cash flow over the long term.”

About Cypress

Cypress delivers high-performance, mixed-signal, programmable solutions that provide customers with rapid time-to-market and exceptional system value. Cypress offerings include the PSoC Programmable System-on-Chip, USB controllers, general-purpose programmable clocks, and memories. Cypress also offers wired and wireless connectivity solutions ranging from its WirelessUSB radio system-on-chip, to West Bridge and EZ-USB FX2LP controllers that enhance connectivity and performance in multimedia handsets. Cypress serves numerous markets including consumer, computation, data communications, automotive, industrial, and solar power. Cypress trades on the NYSE under the ticker symbol CY. Visit Cypress online at www.cypress.com.

Statements herein that are not historical facts and that refer to Cypress or its subsidiaries’ plans and expectations for the second quarter of 2007, the rest of 2007 and the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. We use words such as “believes,” “expects,” “future,” “plan,” “intends” and similar expressions to identify such forward-looking statements that include, but are not limited to, statements related to demand for our PSoC, USB, West Bridge and Antioch devices and other products, including memories, the functionality and features of our new products, the strength or expected weaknesses in the markets we serve, the stability of our ASPs, the softness in the basestation and communications-related markets, our growth, bookings, profit and revenue, the absorption of fixed manufacturing costs, and SunPower’s intent to pursue large scale power plant and commercial projects. Such statements reflect our current expectations, which are based on information and data available to our management as of the date of this release. Our actual results may differ materially due a variety of uncertainties and risk factors, including but not limited to the business and economic conditions and growth trends in the semiconductor and solar power industries, the state of the global economy, the actions of our competitors, our ability to develop and roll-out new products, our ability to leverage our expertise to influence the UPA, our ability to execute on our flexible manufacturing plan, our ability to absorb our fixed manufacturing costs and maintain lower operating expenses, whether our products perform as expected, whether the demand for our programmable products is fully realized, customer acceptance of Cypress and it’s subsidiaries’ products, factory utilization, seasonality in the markets we serve, our ability to maintain and improve our gross margins and realize our bookings, the financial performance of our subsidiaries, including SunPower’s ability to integrate PowerLight and to win large scale power plant and commercial projects, SunPower’s ability to obtain a sufficient amount of polysilicon and meet demand, SunPower’s production levels and module sales, and other risks described in our filings, as well as SunPower’s filings, with the Securities and Exchange Commission. We assume no responsibility to update any such forward-looking statements.

To supplement the consolidated financial results prepared under GAAP, Cypress uses adjusted-GAAP measures, which are adjusted from the most directly comparable GAAP results to exclude charges for stock-based compensation, acquisition-related charges and other special charges and credits. Management does not consider these charges part of the day-to-day business or reflective of the core operational activities of the Company as they result from corporate transactions outside the ordinary course of business. Management uses these adjusted-GAAP measures internally to make strategic decisions, forecast future results and evaluate the Company’s current performance. Most analysts covering Cypress use the adjusted-GAAP measures as well. Given management’s use of these adjusted-GAAP measures, Cypress believes these measures are important to investors in understanding the Company’s current and future operating results as seen through the eyes of management. In addition, management believes these adjusted-GAAP measures are useful to investors in enabling them to better assess changes in Cypress’ core business across different time periods. These adjusted-GAAP measures are not in accordance with, or an alternative for, GAAP and may be different from adjusted-GAAP measures used by other companies.

Cypress, the Cypress logo, and PSoC are registered trademarks of Cypress Semiconductor Corporation. PSoC Express, PSoC Designer, Programmable System-on-Chip, PRoC, Programmable Radio-on-a-Chip, EZ-USB FX2LP, WirelessUSB, West Bridge and Antioch are trademarks of Cypress Semiconductor Corporation. SunPower is a registered trademark of SunPower Corporation. PowerLight and SunTile are registered trademarks of PowerLight, a subsidiary of SunPower Corp. SignalONE Safety is a registered trademark of SignalONE Safety, Inc. E-Flite is a trademark of Horizon Hobby. Quad Data Rate and Double Data Rate are trademarks of the QDR Consortium. All other trademarks or registered trademarks are the property of their respective owners.

CYPRESS SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per-share data)

(Unaudited)

	April 1, 2007	December 31, 2006
ASSETS
Cash, cash equivalents, and investments ( a )	$497,676	$643,480
Accounts receivable, net	186,121	163,196
Costs and estimated earnings in excess of billings	19,096	—
Inventories, net	178,207	119,184
Property, plant and equipment, net	625,422	572,018
Goodwill and other intangible assets	634,080	395,845
Other assets	316,340	229,802

Total assets	$2,456,942	$2,123,525

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$147,085	$92,206
Deferred income	34,799	44,917
Billings in excess of costs and estimated earnings	38,387	—
Convertible notes	800,000	598,996
Income tax liabilities	90,182	47,792
Other accrued liabilities	177,017	170,583

Total liabilities	1,287,470	954,494
Minority interest	191,533	123,472
Stockholders’ equity ( b )	977,939	1,045,559

Total liabilities and stockholders’ equity	$2,456,942	$2,123,525

( a )	Cash, cash equivalents and investments included restricted cash of zero and $63.3 million as of April 1, 2007 and December 31, 2006, respectively. We used the restricted cash to purchase properties under the synthetic lease in the first quarter of fiscal 2007.

( b )	Common stock, $.01 par value, 650,000 and 650,000 shares authorized; 152,684 and 144,844 shares outstanding as of April 1, 2007 and December 31, 2006, respectively.

CYPRESS SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(ON A GAAP BASIS)

(In thousands, except per-share data)

(Unaudited)

	THREE MONTHS ENDED
	April 1, 2007	December 31, 2006	April 2, 2006
Revenues	$342,852	$286,973	$249,137
Cost of revenues	210,547	167,611	145,725

Gross margin	132,305	119,362	103,412
Operating expenses (credits):
Research and development	52,370	57,859	62,666
Selling, general and administrative	68,705	50,252	44,920
Amortization of intangibles	9,220	3,738	4,450
In-process research and development charge	9,575	—	—
Restructuring costs	—	—	602
Impairment loss related to synthetic lease	7,006	—	—
Gain on divestitures	(10,782)	(8,732)	(5,998)

Total operating costs	136,094	103,117	106,640

Operating income (loss)	(3,789)	16,245	(3,228)
Interest income and other, net	1,141	4,182	12,009

Income (loss) before income tax and minority interest	(2,648)	20,427	8,781
Income tax (provision) benefit	993	(1,757)	(1,663)
Minority interest, net of tax	(366)	(2,830)	(37)

Net income (loss)	$(2,021)	$15,840	$7,081

Basic net income (loss) per share	$(0.01)	$0.11	$0.05
Diluted net income (loss) per share	$(0.01)	$0.09	$0.05
Shares used in per-share calculation:
Basic	155,699	143,632	138,330
Diluted	155,699	181,680	144,915

CYPRESS SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(ON AN ADJUSTED-GAAP BASIS)

(In thousands, except per-share data)

(Unaudited)

	THREE MONTHS ENDED
	April 1, 2007	December 31, 2006	April 2, 2006
Revenues	$343,685	$286,973	$249,137
Costs of revenues	205,429	165,105	144,815

Gross margin	138,256	121,868	104,322
Operating expenses:
Research and development	48,129	52,329	56,169
Selling, general and administrative	55,658	44,038	39,397

Total operating costs	103,787	96,367	95,566

Operating income	34,469	25,501	8,756
Interest income and other, net	5,030	6,723	2,823

Income before income tax and minority interest	39,499	32,224	11,579
Income tax provision	(4,356)	(2,739)	(1,149)
Minority interest, net of tax	(6,986)	(3,403)	(410)

Net income	$28,157	$26,082	$10,020

Basic net income per share	$0.18	$0.18	$0.07
Diluted net income per share	$0.16	$0.15	$0.07

Shares used in per-share calculation:
Basic	155,699	143,632	138,330
Diluted	181,549	183,895	178,724

-	A reconciliation of GAAP to adjusted-GAAP measures is presented on the following page.

-	Cypress’s adjusted-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from those used by other companies.

CYPRESS SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

RECONCILIATION OF GAAP TO ADJUSTED-GAAP MEASURES

(In thousands, except per-share data)

(Unaudited)

	THREE MONTHS ENDED				THREE MONTHS ENDED				THREE MONTHS ENDED
	April 1, 2007				December 31, 2006				April 2, 2006
	GAAP	Adjustments		Adjusted- GAAP	GAAP	Adjustments		Adjusted- GAAP	GAAP	Adjustments		Adjusted- GAAP
Revenues	$342,852	$833	(1)	$343,685	$286,973	$—		$286,973	$249,137	$—		$249,137
Cost of revenues	210,547	(5,118	)(2)	205,429	167,611	(2,506	)(12)	165,105	145,725	(910	)(20)	144,815

Gross margin	132,305	5,951		138,256	119,362	2,506		121,868	103,412	910		104,322
Operating expenses (credits):
Research and development	52,370	(4,241	)(3)	48,129	57,859	(5,530	)(13)	52,329	62,666	(6,497	)(21)	56,169
Selling, general and administrative	68,705	(13,047	)(4)	55,658	50,252	(6,214	)(14)	44,038	44,920	(5,523	)(22)	39,397
Amortization of intangibles	9,220	(9,220	)(5)	—	3,738	(3,738	)(15)	—	4,450	(4,450	)(23)	—
In-process research and development charge	9,575	(9,575	)(6)	—	—	—		—	—	—		—
Restructuring costs	—	—		—	—	—		—	602	(602	)(24)	—
Impairment loss related to synthetic lease	7,006	(7,006	)(7)	—	—	—		—	—	—		—
Gain on divestitures	(10,782)	10,782	(8)	—	(8,732)	8,732	(16)	—	(5,998)	5,998	(25)	—

Total operating costs	136,094	(32,307)		103,787	103,117	(6,750)		96,367	106,640	(11,074)		95,566

Operating Income (loss)	(3,789)	38,258		34,469	16,245	9,256		25,501	(3,228)	11,984		8,756
Interest income and other, net	1,141	3,889	(9)	5,030	4,182	2,541	(17)	6,723	12,009	(9,186	)(26)	2,823

Income (loss) before income tax and minority interest	(2,648)	42,147		39,499	20,427	11,797		32,224	8,781	2,798		11,579
Income tax (provision) benefit	993	(5,349	)(10)	(4,356)	(1,757)	(982	)(18)	(2,739)	(1,663)	514	(27)	(1,149)
Minority interest, net of tax	(366)	(6,620	)(11)	(6,986)	(2,830)	(573	)(19)	(3,403)	(37)	(373	)(28)	(410)

Net income (loss)	$(2,021)	$30,178		$28,157	$15,840	$10,242		$26,082	$7,081	$2,939		$10,020

Basic net income (loss) per share	$(0.01)			$0.18	$0.11			$0.18	$0.05			$0.07
Diluted net income (loss) per share	$(0.01)			$0.16	$0.09			$0.15	$0.05			$0.07

Shares used in per-share calculation:
Basic	155,699			155,699	143,632			143,632	138,330			138,330
Diluted	155,699			181,549	181,680			183,895	144,915			178,724

Three Months Ended April 1, 2007:

(1)	Includes non-cash purchase accounting revenue adjustment of $833.

(2)	Includes acquisition-related expense of $4, stock-based compensation expense of $5,121, and a credit of $(7) related to changes in value of the deferred compensation plan.

(3)	Includes acquisition-related expense of $89, stock-based compensation expense of $4,159, and a credit of $(7) related to changes in value of the deferred compensation plan.

(4)	Includes acquisition-related expense of $228, stock-based compensation expense of $12,825, and a credit of $(6) related to changes in value of the deferred compensation plan.

(5)	Includes amortization of intangibles of $9,220.

(6)	Includes in-process research and development charge of $9,575 related to the PowerLight acquisition.

(7)	Includes impairment loss related to synthetic lease of $7,006.

(8)	Includes gain on sale of SVTC of $(10,560) and gain on sale of SMaL Camera Technologies of $(222).

(9)	Includes investment-related net gains of $(762) and write-off of unamortized bond issuance costs of $4,651.

(10)	Includes tax effect on adjusted-GAAP adjustments of $(5,349).

(11)	Includes minority interest adjustments of $(6,620).

Three Months Ended December 31, 2006:

(12)	Includes acquisition-related expense of $4, stock-based compensation expense of $2,523, and a credit of $(21) related to changes in value of the deferred compensation plan.

(13)	Includes acquisition-related expense of $417, stock-based compensation expense of $4,331, synthetic lease loss accrual of $807, and a credit of $(25) related to changes in value of the deferred compensation plan.

(14)	Includes acquisition-related expense of $229, stock-based compensation expense of $5,608, synthetic lease loss accrual of $397, and a credit of $(20) related to changes in value of the deferred compensation plan.

(15)	Includes amortization of intangibles of $3,738.

(16)	Includes gain on sale of PC Clock business of $(8,732).

(17)	Includes an investment impairment charge of $2,267 and an investment-related loss of $274.

(18)	Includes tax effect on adjusted-GAAP adjustments of $(982).

(19)	Includes minority interest adjustments of $(573).

Three Months Ended April 2, 2006:

(20)	Includes acquisition-related expense of $19, stock-based compensation expense of $917, and a credit of $(26) related to changes in value of the deferred compensation plan.

(21)	Includes acquisition-related expense of $1,476, stock-based compensation expense of $4,716, synthetic lease residual guarantee accrual of $335, and a credit of $(30) related to changes in value of the deferred compensation plan.

(22)	Includes acquisition-related expense of $308, stock-based compensation expense of $5,072, synthetic lease residual guarantee accrual of $165, and a credit of $(22) related to changes in value of the deferred compensation plan.

(23)	Includes amortization of intangibles of $4,450.

(24)	Includes restructuring costs of $602.

(25)	Includes gain on sale of NSE assets of $(5,998).

(26)	Includes investment-related gain and other credits of $(10,028) and investment impairment and other charges of $842.

(27)	Includes tax effect on adjusted-GAAP adjustments of $514.

(28)	Includes minority interest adjustments of $(373).

CYPRESS SEMICONDUCTOR CORPORATION

SUPPLEMENTAL INFORMATION—SELECTED BALANCE SHEET AND OTHER COMPONENTS

(In thousands)

(Unaudited)

	April 1, 2007			December 31, 2006
	Semiconductor ( a )	SunPower	Consolidated	Semiconductor ( a )	SunPower	Consolidated
Balance Sheet Items:
Cash, cash equivalents, and investments	$283,086	$214,590	$497,676	$461,388	$182,092	$643,480
Accounts receivable, net	$103,353	$82,768	$186,121	$111,516	$51,680	$163,196
Costs and estimated earnings in excess of billings	$—	$19,096	$19,096	$—	$—	$—
Inventories, net	$104,975	$73,232	$178,207	$96,404	$22,780	$119,184
Property, plant and equipment, net	$371,401	$254,021	$625,422	$369,590	$202,428	$572,018
Goodwill and other intangible assets	$369,397	$264,683	$634,080	$378,913	$16,932	$395,845
Accounts payable	$54,802	$92,283	$147,085	$65,672	$26,534	$92,206
Deferred income	$34,614	$185	$34,799	$44,641	$276	$44,917
Billings in excess of costs and estimated earnings	$—	$38,387	$38,387	$—	$—	$—
Convertible notes	$600,000	$200,000	$800,000	$598,996	$—	$598,996
Income tax liabilities	$50,090	$40,092	$90,182	$45,751	$2,041	$47,792

	THREE MONTHS ENDED			THREE MONTHS ENDED			THREE MONTHS ENDED
	April 1, 2007			December 31, 2006			April 2, 2006
	Semiconductor ( a )	SunPower	Consolidated	Semiconductor ( a )	SunPower	Consolidated	Semiconductor ( a )	SunPower	Consolidated
Other Supplemental Components:
Capital expenditures ( b )	$19,723	$47,437	$67,160	$44,207	$43,689	$87,896	$17,261	$20,254	$37,515
Depreciation	$21,343	$5,647	$26,990	$22,340	$4,716	$27,056	$23,612	$3,327	$26,939

( a )	Semiconductor includes all segments except SunPower.

( b )	Capital expenditures for the three months ended April 1, 2007 exclude $50.1 million purchases of properties as a result of the termination of our synthetic lease.

CYPRESS SEMICONDUCTOR CORPORATION

SUPPLEMENTAL INFORMATION—SEGMENT AND GROSS MARGIN DATA

(In thousands, except per-share and percentage data)

(Unaudited)

Segment Information:

	THREE MONTHS ENDED April 1, 2007
	CCD ( a )	DCD ( a )	MID ( a )	Other	Semiconductor ( c )	SunPower	Consolidated
Revenues	$76,752	$32,519	$84,710	$6,524	$200,505	$142,347	$342,852
Adjusted-GAAP gross margin % ( b )	43.8%	66.0%	42.7%	82.6%	48.2%	29.0%	40.2%
Adjusted-GAAP diluted net income (loss) per share contribution ( b )	$0.02	$0.04	$0.05	$(0.04)	$0.07	$0.09	$0.16

	THREE MONTHS ENDED December 31, 2006
	CCD ( a )	DCD ( a )	MID ( a )	Other	Semiconductor ( c )	SunPower	Consolidated
Revenues	$79,872	$27,942	$91,662	$12,988	$212,464	$74,509	$286,973
Adjusted-GAAP gross margin % ( b )	43.8%	62.6%	43.0%	80.2%	48.2%	26.2%	42.5%
Adjusted-GAAP diluted net income (loss) per share contribution ( b )	$0.01	$0.02	$0.08	$(0.01)	$0.10	$0.05	$0.15

Reconciliation of GAAP Consolidated Gross Margin to Adjusted-GAAP Consolidated Gross Margin:

	THREE MONTHS ENDED April 1, 2007		THREE MONTHS ENDED December 31, 2006		THREE MONTHS ENDED April 2, 2006
GAAP consolidated gross margin	$132,305	38.6%	$119,362	41.6%	$103,412	41.5%
Reconciling items ( d ):
Non-cash purchase accounting revenue adjustment	833		—		—
Acquisition-related expense	4		4		19
Credits related to changes in value of the deferred compensation plan	(7)		(21)		(26)
Stock-based compensation expense	5,121		2,523		917

Adjusted-GAAP consolidated gross margin	$138,256	40.2%	$121,868	42.5%	$104,322	41.9%

Reconciliation of GAAP Consolidated Gross Margin to Adjusted-GAAP Semiconductor Gross Margin:

	THREE MONTHS ENDED April 1, 2007		THREE MONTHS ENDED December 31, 2006		THREE MONTHS ENDED April 2, 2006
GAAP consolidated gross margin	$132,305	38.6%	$119,362	41.6%	$103,412	41.5%
Less: GAAP SunPower gross margin	(32,425)		(18,145)		(5,692)
Amortization of SunPower’s intangibles	(6,069)		(1,164)		(1,175)

GAAP semiconductor gross margin	93,811		100,053		96,545
Reconciling items:
Acquisition-related and other expense	4		4		19
Credits related to changes in value of the deferred compensation plan	(7)		(21)		(26)
Stock-based compensation expense	2,871		2,305		724

Adjusted-GAAP semiconductor gross margin	$96,679	48.2%	$102,341	48.2%	$97,262	46.9%

( a )	CCD—Consumer and Computation Division; DCD—Data Communications Division; MID—Memory and Imaging Division.

( b )	The Company does not generally allocate GAAP reconciling items, such as stock-based compensation expense, to the segments. Management uses the adjusted-GAAP measures internally for strategic decision making, forecasting future results and evaluating the Company’s current performance. These adjusted-GAAP measures exclude the GAAP items listed in the “Reconciliation of GAAP to Adjusted-GAAP measures” table and are not allocated to the segments as management does not evaluate the Company including these GAAP measures. In addition, the adjusted-GAAP EPS by segment is calculated utilizing the same consolidated weighted-average share count used for consolidated adjusted-GAAP EPS. As such, there is not a directly comparable GAAP measure for the segment adjusted-GAAP EPS and one is not presented.

( c )	Semiconductor includes all segments except SunPower.

( d )	Refer to the “Reconciliation of GAAP to Adjusted-GAAP Measures” table.